PROSPECTUS Dated June 11, 2002                       Pricing Supplement No. 8 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 12, 2002                                          Dated July 24, 2002
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
       Euro Senior Registered Floating Rate Renewable Notes (Short-Term)

                               -----------------

     We will not redeem these Global Medium-Term Notes, Series D (Euro Senior Registered Floating Rate Renewable Notes (Short-Term)) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     The notes described in this pricing supplement are being issued in exchange for Euro 290,000,000 principal amount of Euro Senior Registered Floating Rate Renewable Notes (EXtendible Liquidity Securities) originally issued on October 24, 2000, with respect to which there was no valid election to extend the maturity made during the election period ending July 17, 2002.

     We will apply to the U.K. Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange as soon as practicable following the settlement of the notes subject to meeting the applicable listing requirements.

     The notes are listed on the Luxembourg Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:              Euro 290,000,000

Maturity Date:                 October 24, 2003, or if such day is
                               not a business day, the immediately
                               preceding business day

Settlement Date (Original
    Issue Date):               July 24, 2002

Interest Accrual Date:         July 24, 2002

Issue Price:                   N/A

Specified Currency:            Euros

Redemption Percentage
    at Maturity:               100%

Base Rate:                     EURIBOR

Index Maturity:                Three months

Spread (Plus or Minus):        Plus 0.20% per annum

Spread Multiplier:             N/A

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               TARGET settlement day prior to the
                               original issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each January 24, April 24, July 24
                               and October 24, commencing
                               October 24, 2002.  The final interest
                               payment date for the notes will be
                               the maturity date, and interest for
                               the final interest payment period
                               will accrue from and including the
                               interest payment date immediately
                               preceding such maturity date to but
                               excluding the maturity date.

Interest Payment Period:       Quarterly.  See also "Interest Payment
                               Dates."

Interest Reset Dates:          Each January 24, April 24, July 24 and
                               October 24, commencing October 24,
                               2002.

Interest Reset Period:         Quarterly

Interest Determination
    Dates:                     The second TARGET settlement day
                               prior to each interest reset date

Reporting Service:             Telerate Page 248

Business Days:                 New York, London and TARGET

Principal Paying Agent
    and Calculation Agent:     JPMorgan Chase Bank (formerly
                               known as The Chase Manhattan Bank),
                               (London Branch)

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 Euro 100,000

Common Code:                   015196114

ISIN:                          XS0151961140

Other Provisions:              See below

         Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

Additional Amounts:  The limitation described in the prospectus supplement under
                     "Description of Notes--Payment of Additional Amounts" on Morgan Stanley's obligation to pay additional amounts (i) where the relevant withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the agreement reached in the ECOFIN Council meeting of 13 December 2001 or any law implementing or complying with, or introduced in order to conform to, such Directive or (ii) by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note or coupon to another paying agent in a member state of the European Union shall not apply. All other limitations on Morgan Stanley's obligation to pay additional amounts set forth under such heading shall continue to apply.


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